EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Speedway Motorsports, Inc. on Form S-8 of our report dated March 1, 1996 on Speedway Motorsports, Inc. and Subsidiaries (which includes an explanatory paragraph relating to significant tax adjustments proposed by the Internal Revenue Service for additional income taxes and penalties, plus interest, at Atlanta Motor Speedway, Inc.) appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc., for the year ended December 31, 1995, and our report dated March 1, 1996 on Bristol Motor Speedway, Inc., for the year ended December 31, 1995, appearing in Form 8-K/A of Speedway Motorsports, Inc. dated March 1, 1996.



DELOITTE & TOUCHE L.L.P.
December 11, 1996